Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

May 31, 2016

Date of Report (Date of earliest event reported)

Freestone Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-28753	90-0514308
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Republic Center, Suite 1350 325 N. St. Paul St. Dallas, TX 75201

(Address of Principal Executive Offices)

214-880-4870

(Issuer Telephone number)

Check the appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

(b)         Director Resignations

On May 31, 2016, Clayton Carter resigned as Vice President of Operations and from the Board of Directors (the “Board”) of Freestone Resources, Inc. (the “Company”) due to other commitments, and in order to pursue other opportunities.

On May 31, 2016, Gerald Johnston (“Mr. Johnston”) resigned from the Board the Company due to other commitments. Mr. Johnston will remain as a special advisor to the Company.

On May 31, 2016, Jim Carroll (“Mr. Carroll”) resigned from the Board the Company due to other commitments.

(c)         Appointment of Principal Executive Officer

On June 1, 2016, Paul Babb (“Mr. Babb”) was appointed to the position of Chief Financial Officer (“CFO”) of the Company by the Board. Mr. Babb’s appointment to the position of CFO is effective as of June 1, 2016.

Mr. Babb is a CPA. He has served as the Company’s Controller and Director of Financial Reporting since July, 2015 and holds B.S. and M.S. degrees in accounting from Oklahoma State University. He has over thirty years of financial reporting experience in both industry and public accounting. Prior to his employment with Freestone Mr. Babb worked as a consultant for the Thomas Edwards Group & an audit manager for The Hall Group CPAs. His previous experience included ten years as controller for Mapsco, Inc.

(d)         Appointment of Directors

On June 1, 2016, Mr. Babb and Jason Bailey (“Mr. Bailey”) were appointed as Directors of the Company by the Board, and they will hold office as Directors until the Company’s annual meeting of stockholders. Mr. Bailey is CFO of the Gerald Johnston Family Businesses.

There are no related party transactions between the Company and Mr. Babb or Mr. Bailey that are subject to disclosure under Item 404(a) of Regulations S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREESTONE RESOURCES, INC.

June 2, 2016	By: /s/ Michael McGhan
Michael McGhan Chief Executive Officer

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